Draft — November 15, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 15, 2017

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Canal Street, Third Floor, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 307-2800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 15, 2017, James M. Lindstrom, President, Chief Executive Officer and Director of The Providence Service Corporation (the “Company”), notified the Company of his decision to resign from his positions as President and Chief Executive Officer and member of the Board of Directors (the “Board”) of the Company, effective November 15, 2017.

Pursuant to a Separation Agreement and General Release (the “Separation Agreement”), dated November 15, 2017, between the Company and Mr. Lindstrom, Mr. Lindstrom will receive a cash payment equal to thirteen months of his current base salary and a non-prorated bonus under the Company’s annual incentive program for the performance period ending December 31, 2017 equal to 200% of his base salary. In addition, Mr. Lindstrom was granted fully vested nonqualified stock options to purchase 125,000 shares of the Company’s common stock at an exercise price of $61.33. The Separation Agreement also provided that all of Mr. Lindstrom’s previously unvested stock options shall fully vest upon the separation date and be exercisable until December 31, 2018. The Company will conduct a search for a successor to Mr. Lindstrom as Chief Executive Officer.

Effective the date of Mr. Lindstrom’s resignation, R. Carter Pate, age 62, will commence serving as the Interim Chief Executive Officer of the Company and is expected to serve in such capacity until a successor for Mr. Lindstrom is appointed. Mr. Pate currently serves as Founder and Chief Executive Officer of Carter Pate, LLC, a management consulting firm. Since 2014, Mr. Pate has served as an independent strategic advisor to MV Transportation, Inc. (“MV”), and he previously served as Chief Executive Officer of MV from 2011 to 2014. From 1996 to 2011, Mr. Pate was employed by PricewaterhouseCoopers, LLP (“PwC”). From 2009 to 2011, he was the Global and U.S. Managing Partner of PwC’s Capital Projects and Infrastructure practice, and from 2005 to 2009, he was the U.S. Managing Partner of Government Services. From 2004 to 2005, Mr. Pate was PwC’s Managing Partner of U.S. Markets, and from 2000 to 2004, Mr. Pate was PwC’s Managing Partner of Advisory Services. Mr. Pate previously served as a director and Interim President and Chief Executive Officer of Sun Television and Appliances, Inc. and as a director and Chief Executive Officer of Sun Coast Industries, Inc. Mr. Pate has served as a director of Advanced Emissions Solutions, Inc. since 2016 and as a director of BioScrip, Inc. since 2015.

In connection with his appointment, the Company has entered into an employment agreement with Mr. Pate (the “Employment Agreement”), effective November 15, 2017. The Employment Agreement sets Mr. Pate’s annual base salary at $700,000. Mr. Pate’s employment is for no specific term and either the Company or Mr. Pate may terminate Mr. Pate’s employment at any time with or without cause with 30 days’ advance notice. The Employment Agreement provides that unless the Compensation Committee of the Board otherwise determines or as required by applicable law, Mr. Pate will not be eligible to participate in any Company cash-based or equity-based incentive plans or programs applicable to the Company’s senior officers or in any other Company compensation or employee benefit plan, program, agreement or policy.

There are no arrangements or understandings between Mr. Pate and any other person pursuant to which Mr. Pate was selected as a director, and there are no transactions involving Mr. Pate that are required to be reported under Item 404 of Regulation S-K.

The foregoing descriptions of the Separation Agreement and the Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement and the Employment Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

A copy of the Company’s press release regarding these events is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)              Exhibits

Exhibit Number	Description

10.1†	Separation Agreement and General Release, dated November 15, 2017, between The Providence Service Corporation and James Lindstrom.
10.2†	Employment Agreement, dated November 15, 2017, between The Providence Service Corporation and R. Carter Pate.
99.1	Press release, dated November 15, 2017.

†   Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: November 15, 2017	By:	/s/ David Shackelton
	Name:	David Shackelton
	Title:	Chief Financial Officer